UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 7, 2018

Syros Pharmaceuticals, Inc.

(Exact Name of Registrant as Specified in its Charter)

Delaware	001-37813	45-3772460
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

620 Memorial Drive, Suite 300 Cambridge, Massachusetts	02139
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (617) 744-1340

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐        Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐        Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐        Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐        Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company   ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☒

Item 5.02              Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

(b)           On March 7, 2018, Colleen DeSimone informed us of her intention to resign from her role as our principal accounting officer effective as of March 9, 2018.

(c)           On March 12, 2018, we announced the hiring and appointment of Joseph J. Ferra, Jr. as our Chief Financial Officer, effective immediately.

Mr. Ferra, age 42, joined us from JMP Securities LLC, where he served as Managing Director from March 2014 to March 2018 and Co-Head of Healthcare Investment Banking from March 2017 to March 2018. Previously, he was at UBS Investment Bank from September 2009 to March 2014 serving, most recently, as Executive Director of Global Healthcare Investment Banking. Mr. Ferra received a B.S. in Chemistry with Distinction from Purdue University and an M.B.A. from The Stephen M. Ross School of Business at the University of Michigan.

We entered into an offer letter with Mr. Ferra in connection with his appointment as Chief Financial Officer.  Under the offer letter, which is effective March 12, 2018, Mr. Ferra will receive an annual salary of $400,000 and he will be eligible to participate in our annual bonus program, with a target bonus of 40% of his base salary. Mr. Ferra will receive a one-time payment of $50,000 to assist in his relocation to the Boston area. If Mr. Ferra voluntarily ends his employment with our company other than for good reason, or we terminate his employment for cause, as such terms are defined in the offer letter, prior to March 12, 2019, he we will required to reimburse us a pro rata amount of such payment based on his time employed.

Mr. Ferra will also be eligible to receive awards under our 2016 Stock Incentive Plan, including an initial grant of options to purchase 200,000 shares of our common stock. Of these, 150,000 shares subject to the award will be subject to time-based vesting, with 25% of the shares vesting on March 12, 2019 and the remaining shares vesting ratably on a monthly basis over the following three years, subject to Mr. Ferra’s continued employment with our company. The remaining 50,000 shares subject to the award will vest on March 12, 2024, with such vesting to be accelerated upon the achievement of certain performance-based milestones as determined by our board of directors, subject to Mr. Ferra’s continued employment with our company. The offer letter also provides that if Mr. Ferra’s employment is terminated by us without cause, or by him with good reason, he will receive severance payments equal to his then-current monthly salary rate for nine months, subject to certain conditions, including the execution of a release of all claims against our company. In addition, in the event of a change in control of our company, all unvested stock options then held by Mr. Ferra will vest in full 12 months after the change in control, or earlier if his employment is terminated by us without cause or by him for good reason in contemplation of, pursuant to or following a change in control. Mr. Ferra will be eligible to participate in our 401(k) plan, health plans, and other benefits on the same terms as all of our other employees. The foregoing descriptions are qualified in their entirety by the full text of the offer letter, which is filed as Exhibit 10.1 to this report and incorporated herein by reference.

We have also entered into employee confidentiality, inventions, non-solicitation, and non-competition agreements with Mr. Ferra. Under the employee confidentiality, inventions, non-solicitation, and non-competition agreements, Mr. Ferra has agreed (1) not to compete with us during his employment and for a period of one year after the termination of his employment, (2) not to solicit our employees during his employment and for a period of one year after the termination of his employment, (3) to protect our confidential and proprietary information and (4) to assign to us related intellectual property developed during the course of his employment.

Our certificate of incorporation permits us to indemnify our executive officers to the fullest extent permitted by Delaware law. On March 12, 2018, we entered into an indemnification agreement with Mr. Ferra on terms identical to those entered into with the Company’s other directors and executive officers. This indemnification agreement requires us, among other things, to advance expenses, including attorneys’ fees, to our directors and executive officers in connection with an indemnification claim, subject to very limited exceptions.

There are no transactions between Mr. Ferra and our company and there is no arrangement or understanding between Mr. Ferra and any other persons or entities pursuant to which Mr. Ferra was appointed as an officer of our company.

Item 9.01              Financial Statements and Exhibits.

Exhibit No.	Description
10.1	Offer Letter effective March 12, 2018 between Syros Pharmaceuticals, Inc. and Joseph J. Ferra, Jr. Filed herewith.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SYROS PHARMACEUTICALS, INC.

Date: March 12, 2018	By:	/s/ Nancy Simonian
Nancy Simonian
President and Chief Executive Officer